Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS
SAN DIEGO, CA – (Marketwired) - February 21, 2018 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights:
•Closed the acquisition of the Triage and BNP Businesses from Alere.

•	Total revenue was $114.9 million as compared to $52.8 million in the fourth quarter of 2016.

•	Total influenza revenue increased 44% from the fourth quarter of 2016 to $33.5 million.

•	Molecular revenues grew 67% to $4.5 million.

•	Reported GAAP EPS of $(0.15) per share and non-GAAP EPS of $0.56 per diluted share.

•	Received 510(k) clearance and CLIA waiver from the U.S. Food and Drug Administration (FDA) for the Sofia® Strep A+ assay for use on the Sofia® 2 instrumented system.

•
Received 510(k) clearances from the FDA for the Sofia® Lyme assay for use on the Sofia® instrumented system, for the Solana® GBS and Solana® RSV + hMPV assays for use on the Solana® instrumented system.

Full Year 2017 Highlights:

•	Total revenue increased by 45% to $277.7 million, as compared to $191.6 million in 2016.

•	Total influenza revenue increased 50% from 2016 to $107.5 million.

•	Reported GAAP EPS of $(0.24) per share and non-GAAP EPS of $1.07 per diluted share for the full year 2017.

•	Received 510(k) clearance and CLIA waiver from the FDA for three Sofia® assays (Influenza A+B, RSV, and Strep A+) for use on the Sofia® 2 instrumented system.

•
Received 510(k) clearances from the FDA for the Sofia® Lyme assay for use on the Sofia® instrumented system, and for 4 new Solana® assays (GBS, C. difficile, RSV + hMPV) for use on the Solana® instrumented system.

Fourth Quarter 2017 Results
Total revenue for the fourth quarter of 2017 was $114.9 million, versus $52.8 million in the fourth quarter of 2016. The 118% increase in revenue from the fourth quarter of 2016 was driven by the Cardiac Immunoassay revenue from the acquired Triage and BNP Businesses, increased sales of Rapid Immunoassay products, and to a lesser extent, revenue growth from Molecular Diagnostics and Specialized Diagnostics products.

Cardiac Immunoassay revenue, which includes Triage, Triage Toxicology and BNP product revenues, totaled $47.0 million in the fourth quarter of 2017. Rapid Immunoassay product revenue (which includes QuickVue, Sofia and Eye Health products) increased 35% in the fourth quarter of 2017 to $49.1 million, led by a 65% rise in Sofia revenue, while QuickVue sales remained even with the fourth quarter of last year. Molecular Diagnostics revenue increased 67% to $4.5 million, led by 221% growth in Solana. Specialized Diagnostics, which includes revenue from DHI, Specialty and Other, grew 5% from the fourth quarter of 2016 to $14.2 million.

“We took great strides in the fourth quarter toward becoming a broader-based business. We completed the acquisition of Alere's Triage and BNP Businesses, which for Quidel, proved to be transformative in nature, and created a more diversified diagnostics company. Notably, the integration of the Alere assets is running ahead of schedule. And organically, we also placed the greatest number of Sofia instruments in any quarter on record, catalyzed by the commercial introduction and CLIA waiver of our Sofia 2 instrument and its companion assays. Further, an increase in Flu, Strep and RSV product utilization due to a robust respiratory disease season provided a year-end tailwind to our legacy business,” said Douglas Bryant, president and CEO of Quidel Corporation.“Thanks to the hard work of many across our company, we had a great year, and believe that Quidel is well-positioned for sustained, long-term success and value creation for our shareholders."

Gross Profit in the fourth quarter of 2017 increased to $59.1 million, the result of increased sales volumes associated with the acquired Triage and BNP Businesses and Rapid Immunoassay products, as well as favorable product mix. Overall, gross margin for the quarter was 51% as compared to 61% for the same period last year. Amortization of intangibles reduced the gross margin by 3 percentage points, and the Triage/BNP inventory step-up of fair value reduced the consolidated gross margin by an additional 10 percentage points. R&D expense increased by $3.2 million in the fourth quarter as compared to the same period last year, primarily due to the acquisition of the Triage business. Sales and Marketing expense increased by $14.3 million in the fourth quarter of 2017, as compared to the fourth quarter of 2016, largely due to incremental personnel costs associated with the Triage business. G&A expense increased by $2.3 million in the quarter, primarily due to higher incentive and stock-based compensation and costs associated with the Triage and BNP Businesses. Acquisition and Integration Costs were $9.5 million, driven by due diligence, transaction and integration costs associated with the Triage and BNP Businesses.

Net loss for the fourth quarter of 2017 was $5.1 million, or $(0.15) per share, as compared to net loss of $2.0 million, or $(0.06) per share, for the fourth quarter of 2016. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income (adjusted) for the fourth quarter of 2017 was $20.2 million, or $0.56 per diluted share, as compared to net income (adjusted) of $5.8 million, or $0.17 per diluted share, for the same period in 2016.
Full Year 2017 Results
Total revenues for the twelve-month period ended December 31, 2017 were $277.7 million, as compared to $191.6 million for 2016. The 45% increase in revenue was primarily driven by Cardiac Immunoassay revenue from the acquired Triage and BNP Businesses, as well as increased sales of Rapid Immunoassay and Molecular Diagnostics products, that were partially offset by decreased sales of Specialized Diagnostics products.

Cardiac Immunoassay revenue totaled $47.0 million for the year, reflecting Quidel's ownership of the acquired businesses that began in the fourth quarter. Rapid Immunoassay revenue in 2017 increased 36% over 2016 to $165.1 million, as Sofia revenue grew 60% from the prior year to $81.6 million. Specialized Diagnostics declined 14% from 2016 to $52.0 million mostly due to a $6.5 million decrease in grant revenue. Molecular Diagnostics revenue increased 43% to $13.6 million, led by 222% growth in Solana.

Gross Profit for the full year 2017 increased by $44.4 million over 2016 to $156.1 million, due to increased sales volumes associated with the acquired Triage and BNP Businesses and Rapid Immunoassay products. Favorable product mix also contributed to the increase. R&D expense for 2017 decreased by $5.0 million over last year primarily due to decreased spending for our Savanna MDx platform and clinical trials, which was offset by increased Triage expenditures. Sales and Marketing expense increased by $16.8 million over prior year, primarily due to expenses associated with the acquired Triage and BNP Businesses and the InflammaDry and AdenoPlus diagnostic business from RPS Diagnostics. G&A increased by $2.8 million in 2017, primarily due to higher incentive compensation and costs associated with the acquired Triage and BNP Businesses. Acquisition and Integration costs in 2017 were $16.5 million, primarily attributable to due diligence, transaction and integration costs related to the acquisition of the Triage and BNP Businesses.

For the year ended 2017, net loss was $8.2 million, or $(0.24) per share, as compared to a net loss of $13.8 million, or $(0.42) per share, for the year ended 2016. On a non-GAAP basis, net income for the year ended 2017 was $37.5 million, or $1.07 per diluted share, as compared to net income of $6.2 million, or $0.19 per diluted share, for the year ended 2016.

Modification of Revenue Reporting Categories
Due to the acquisition of the Triage and BNP Businesses, Quidel modified its presentation of revenue in the fourth quarter of 2017. The revenues of the recently acquired Triage and BNP Businesses will be reported within the Company's Cardiac Immunoassay category. The QuickVue®, Sofia® and Eye Health businesses will be reported within the Company's Rapid Immunoassay category. The revenues of Solana®, AmpliVue® and Lyra® products will be reported in the Company's Molecular Diagnostics category. Quidel's Thyretain® and Diagnostic Hybrids, or DHI, revenues and the Specialty Products Group, or SPG, businesses as well as other revenues (including grant and royalty) will be reported in the Company's Specialized Diagnostics category.

Reclassification of Amortization of Intangible Assets
The Company recorded reclassifications of $5.1 million, $6.5 million and $1.7 million for the nine months ended September 30, 2017, twelve months ended December 31, 2016 and three months ended December 31, 2016, respectively, from amortization of intangible assets from acquired business and technology to cost of sales expense as previously reported in the Consolidated Statements of Operations. In addition, the Company recorded reclassifications of $2.1 million, $2.6 million and $0.6 million for the nine months ended September 30, 2017, twelve months ended December 31, 2016 and three months ended December 31, 2016, respectively, from amortization of intangible assets from acquired business and technology to sales and marketing expense to conform to current year presentation. These reclassifications did not affect the net loss as previously reported or any prior amounts reported on the Consolidated Balance Sheets, Statements of Cash Flows or Statements of Comprehensive Loss.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings and adjusted net earnings per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors, although the Company's non-GAAP measures may not be comparable to similarly titled measures used by other companies. These non-GAAP measures presented in this press release are not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the fourth quarter and full year 2017 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-930-5791, or from outside the U.S. dial 253-336-7286, and enter the pass code 699-4936.

A live webcast of the call can be accessed at http://www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 855-859-2056 from the U.S., or 404-537-3406 for international callers, and entering pass code 699-4936.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain®, Triage® and InflammaDry® leading brand names, as well as under the new Solana®, AmpliVue® and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel's recently acquired Triage® system of tests comprises a comprehensive test menu that provides rapid, cost-effective treatment decisions at the point-of-care (POC), offering a diverse immunoassay menu in a variety of tests to provide healthcare providers with diagnostic answers for quantitative BNP, CK-MB, d-dimer, myoglobin, troponin I and qualitative TOX Drug Screen. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced immunoassay to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices, hospital and reference laboratories, and other alternate sites, like urgent care centers and retail clinics, where healthcare is provided. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality, the timing of the onset, length and severity of cold and flu seasons, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, adverse changes in competitive conditions in domestic and international markets, changes in sales levels as it relates to the absorption of our fixed costs, lower than anticipated market penetration of our products, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of intellectual property; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy; our ability to integrate companies or technologies we have acquired or may acquire, including integration and transition risks, the ability to achieve anticipated financial results and synergies, and effects of disruptions or threatened disruptions to our relationships, or those of the acquired businesses, with distributors, suppliers, customers and employees; intellectual property risks, including but not limited to, infringement litigation; our debt service requirements; our inability to settle conversions of our Convertible Senior Notes in cash; the effect on our operating results from the trigger of the conditional conversion feature of our Convertible Senior Notes; the possibility that we may incur additional indebtedness; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the FDA or any loss of previously received regulatory approvals or clearances; changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into U.S. markets; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended December 31,
	2017	2016
Total revenues	$114,890	$52,808
Cost of sales	55,763	20,807
Gross profit	59,127	32,001
Research and development	10,674	7,508
Sales and marketing	26,373	12,048
General and administrative	8,709	6,387
Acquisition and integration costs	9,484	143
Total operating expenses	55,240	26,086
Operating income	3,887	5,915
Interest expense, net	(9,201)	(3,141)
(Loss) income before benefit for income taxes	(5,314)	2,774
(Benefit) provision for income taxes	(226)	4,724
Net loss	$(5,088)	$(1,950)

Basic and diluted loss per share	$(0.15)	$(0.06)

Weighted shares used in basic and diluted per share calculations	34,333	32,895

Gross profit as a % of total revenues	51%	61%
Research and development as a % of total revenues	9%	14%
Sales and marketing as a % of total revenues	23%	23%
General and administrative as a % of total revenues	8%	12%

Condensed balance sheet data (in thousands):	12/31/2017	12/31/2016
Cash, cash equivalents and restricted cash	$36,086	$169,508
Accounts receivable, net	67,046	24,990
Inventories	67,078	26,045
Total assets	935,251	388,250
Long-term debt	381,110	148,319
Stockholders’ equity	227,104	200,630

	Three months ended December 31,
Consolidated net revenues by product category are as follows (in thousands):	2017	2016
Rapid Immunoassay	$49,125	$36,492
Cardiac Immunoassay	47,030	—
Specialized Diagnostic Solutions	14,247	13,623
Molecular Diagnostic Solutions	4,488	$2,693
Total revenue	$114,890	$52,808

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
	2017	2016
Total revenues	$277,743	$191,603
Cost of sales	121,601	79,872
Gross profit	156,142	111,731
Research and development	33,644	38,672
Sales and marketing	67,248	50,436
General and administrative	29,192	26,351
Acquisition and integration costs	16,506	711
Total operating expenses	146,590	116,170
Operating income (loss)	9,552	(4,439)
Interest expense, net	(17,588)	(11,760)
Loss before taxes	(8,036)	(16,199)
Provision (benefit) for income taxes	129	(2,391)
Net loss	$(8,165)	$(13,808)

Basic and diluted loss per share	$(0.24)	$(0.42)

Weighted shares used in basic and diluted per share calculations	33,734	32,708

Gross profit as a % of total revenues	56%	58%
Research and development as a % of total revenues	12%	20%
Sales and marketing as a % of total revenues	24%	26%
General and administrative as a % of total revenues	11%	14%

	Twelve months ended December 31,
Consolidated net revenues by product category are as follows (in thousands):	2017	2016
Rapid Immunoassay	$165,099	$121,416
Cardiac Immunoassay	47,030	—
Specialized Diagnostic Solutions	51,978	60,681
Molecular Diagnostic Solutions	13,636	9,506
Total revenue	$277,743	$191,603

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net loss - GAAP	$(5,088)	$(1,950)	$(8,165)	$(13,808)
Add:
Non-cash stock compensation expense	3,123	2,166	9,061	7,986
Amortization of intangibles	8,537	2,400	16,142	9,532
Amortization of debt discount and issuance costs	1,893	1,353	6,022	5,375
Non-cash interest expense for deferred consideration	2,608	—	2,608	—
Amortization of inventory step-up of fair value	10,950	—	10,950	—
Acquisition and integration costs	9,484	143	16,506	711
Income tax impact of valuation allowance for deferred tax assets	1,535	3,835	5,799	4,687
Income tax impact of non-cash stock compensation expense, amortization of intangibles, debt discount and issuance costs, non-cash interest expense for deferred consideration, acquisition and integration costs and amortization of inventory step-up of fair value	(12,811)	(2,121)	(21,451)	(8,261)
Adjusted net income	$20,231	$5,826	$37,472	$6,222

Basic earnings per share:
Net loss - GAAP	$(0.15)	$(0.06)	$(0.24)	$(0.42)
Adjusted net earnings	$0.59	$0.18	$1.11	$0.19
Diluted earnings per share:
Net loss - GAAP	$(0.15)	$(0.06)	$(0.24)	$(0.42)
Adjusted net earnings	$0.56	$0.17	$1.07	$0.19

Shares used in basic per share calculation	34,333	32,895	33,734	32,708
Shares used in diluted per share calculation	36,299	34,385	35,141	33,500